                                                                    EXHIBIT C(1)





                           MASTER ALLIANCE AGREEMENT


                                    between


                             PUBLICIS COMMUNICATION


                                      and


                   FOOTE, CONE & BELDING COMMUNICATIONS, INC.




                          Dated as of January 1, 1989

                               TABLE OF CONTENTS

                           MASTER ALLIANCE AGREEMENT




                                                                                      Page
                                                                                      ----
1.       ALLIANCE RELATIONSHIPS . . . . . . . . . . . . . . . . . . . . . . . .

         1.1     Operating Principles . . . . . . . . . . . . . . . . . . . . .
         1.2     Preferred Partners . . . . . . . . . . . . . . . . . . . . . .
         1.3     International Committee  . . . . . . . . . . . . . . . . . . .
         1.4     Dispute Resolution Committee . . . . . . . . . . . . . . . . .


2.       FORMATION OF ALLIANCE  . . . . . . . . . . . . . . . . . . . . . . . .

         2.1     Transfer of Business from Publicis . . . . . . . . . . . . . .
         2.2     Issuance of Communication Shares . . . . . . . . . . . . . . .
         2.3     Communication Shareholders Agreement . . . . . . . . . . . . .
         2.4     Issuance of FCB Stock  . . . . . . . . . . . . . . . . . . . .
         2.5     FCB Stockholders Agreement . . . . . . . . . . . . . . . . . .
         2.6     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .
         2.7     Third Party Consents . . . . . . . . . . . . . . . . . . . . .


3.       FORMATION OF PUBLICIS FCB B.V.;
           CONSEIL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .

         3.1     Intermarco . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.2     Subscription to PBV Capital  . . . . . . . . . . . . . . . . .
         3.3     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.4     Conseil Shares . . . . . . . . . . . . . . . . . . . . . . . .
         3.5     Control of Conseil . . . . . . . . . . . . . . . . . . . . . .
         3.6     Ownership of FCB International . . . . . . . . . . . . . . . .
         3.7     Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . .
         3.8     PBV Shareholders Agreement . . . . . . . . . . . . . . . . . .
         3.9     Publicis Undertaking . . . . . . . . . . . . . . . . . . . . .

4.       CONDUCT OF OPERATIONS PRIOR TO CLOSING . . . . . . . . . . . . . . . .

         4.1     Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . .
         4.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . .

5.       WARRANTIES OF FCB  . . . . . . . . . . . . . . . . . . . . . . . . . .

         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .
         5.2     Capitalization of FCB  . . . . . . . . . . . . . . . . . . . .
         5.3     Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.4     Authority of FCB and FCB International . . . . . . . . . . . .
         5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . .
         5.6     Operation in Ordinary Course . . . . . . . . . . . . . . . . .
         5.7     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . .
         5.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
         5.9     Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . .
         5.10    Contracts of FCB Subsidiaries  . . . . . . . . . . . . . . . .
         5.11    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . .

6.       WARRANTIES OF COMMUNICATION  . . . . . . . . . . . . . . . . . . . . .


         6.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . .
         6.2     Capitalization of Publicis and the
                   Parents  . . . . . . . . . . . . . . . . . . . . . . . . . .
         6.3     Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         6.4     Authority of the Parents . . . . . . . . . . . . . . . . . . .
         6.5     Financial Statements . . . . . . . . . . . . . . . . . . . . .
         6.6     Operation in Ordinary Course . . . . . . . . . . . . . . . . .
         6.7     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . .
         6.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
         6.9     Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . .
         6.10    Contracts of Communication Subsidiaries  . . . . . . . . . . .
         6.11    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . .

7.       CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .

         7.1     Other Agreements and Actions . . . . . . . . . . . . . . . . .
         7.2     Representations and Covenants  . . . . . . . . . . . . . . . .
         7.3     Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . .
         7.4     Satisfaction of Counsel  . . . . . . . . . . . . . . . . . . .
         7.5     Government Action  . . . . . . . . . . . . . . . . . . . . . .
         7.6     No Restraint or Litigation . . . . . . . . . . . . . . . . . .

8.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         8.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         8.2     At the Closing . . . . . . . . . . . . . . . . . . . . . . . .
         8.3     Additional Conseil Shares  . . . . . . . . . . . . . . . . . .

9.       GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

         9.1     Public Announcements . . . . . . . . . . . . . . . . . . . . .
         9.2     Dispute Resolution . . . . . . . . . . . . . . . . . . . . . .
         9.3     Government Reviews; Enforceability . . . . . . . . . . . . . .
         9.4     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .
         9.5     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .
         9.6     Modifications  . . . . . . . . . . . . . . . . . . . . . . . .
         9.7     Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .
         9.8     Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         9.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .
         9.10    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .
         9.11    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .
         9.12    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .
         9.13    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .


                               LIST OF APPENDICES


                 1.       Communication Shareholders Agreement

                 2.       Intentionally Left Blank

                 3.       FCB Stockholders Agreement

                 4.       PBV Articles of Association

                 5.       PBV Shareholders Agreement

                 6.       Publicis Undertaking

                 7.       Multiparty Arbitration Agreement


                               LIST OF SCHEDULES


Schedule 1       FCB Subsidiaries - Sections 5.1, 5.3

Schedule 2       Government Consents - Section 5.4(c)

Schedule 3       Litigation - Section 5.8

Schedule 4       Contracts - Section 5.10

Schedule 5       Conflicts of Interest - Section 5.11

Schedule 6       Communication Subsidiaries - Sections 6.1, 6.3

Schedule 7       Government Consents - Section 6.4(c)

Schedule 8       Litigation - Section 6.8

Schedule 9       Contracts - Section 6.10

Schedule 10      Conflicts of Interest - Section 6.11

Schedule 11      Opinions - Section 7.3

Schedule 12      Opinions - Section 7.3

                           MASTER ALLIANCE AGREEMENT


                 This Master Alliance Agreement dated as of January 1, 1989 (the "Master Alliance Agreement") is entered into between Publicis Communication ("Communication"), a societe anonyme having its principal office at 133, avenue des Champs-Elysees, 75008 Paris and a wholly owned subsidiary of Publicis S.A. ("Publicis"), a societe anonyme, on its own behalf and on behalf of its subsidiaries Intermarco Algemene Publiceits Unie B.V., a Dutch B.V. ("Intermarco"), and Publicis Conseil, a societe anonyme ("Conseil"), and Foote, Cone & Belding Communications, Inc. ("FCB"), a Delaware corporation having its principal office at 101 E. Erie St., Chicago, Illinois 60611, on its own behalf and on behalf of its subsidiary FCB International, Inc. ("FCB International"), a Delaware corporation. Wherever actions under this agreement are required to be performed by a subsidiary of FCB or Communication (including their respective subsidiaries described in Schedules 1 and 6 hereto), the respective parent corporation will cause such actions to be taken and cause such subsidiaries to be bound by the covenants of this agreement as fully as though they were signatories hereto and hereby guarantees ("se porte fort") performance of their respective subsidiaries. The term "Parties" shall be deemed to refer to Communication and FCB.

                 WHEREAS, THE Parties have determined (i) to effect a worldwide alliance as further described herein, (ii) to provide for reciprocal investments in each of their respective domestic corporations, and (iii) to create a joint venture company, Publicis FCB B.V. ("PBV") to do business in Europe (as defined in Section 1.02 of the PBV Shareholders Agreement, attached as Appendix 6, the "Venture Territory") in the field of advertising and related businesses (as defined in Section 1.01 of the PBV Shareholders Agreement, the "Venture Scope") (the foregoing relationships being called the "Master Alliance");

                 NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the parties hereto agree as follows:

1.  ALLIANCE RELATIONSHIPS

                 1.1 Operating Principles. The Parties agree that they will abide by the following principles in all matters relating to their Master
Alliance:

                 (a) The Parties will be closely associated with each respective Party having a primary sphere of influence and a responsibility for leadership in geographic regions, as follows:

         FCB -- North America, including the United States (except for Publicis New York) and Canada, Latin America, Asia/Pacific and South Africa.

It is recognized that FCB, in its operational responsibility over the Asia/Pacific region, may establish a partnership with an Asian group. Any such action would follow full consultation with Communication and, following FCB's best efforts to do so, might include Communication participation in the venture.

         Communication --    Europe, the Middle East and Africa (except
            South Africa).

                 (b) Operational responsibility for the agency network in Europe, including the Middle East and Africa shall be with Communication. Operational responsibility for the agency network in North America, Latin America and Asia/Pacific shall be with FCB.

                 (c) Consistency and quality of multi-national client handling is the responsibility of the operational management located closest to the headquarters of the parent company of that client.

                 (d) The regional operational management will be responsible for agency operations, and for setting and controlling performance and results.

                 (e) Matters affecting multi-national client relationships which transcend the respective spheres of influence will be coordinated by an International Committee (as provided for in Section 1.3).

                 (f) Consistency of philosophy and uniformity of action to these principles are the shared responsibility of the Parties.

                 1.2 Preferred Partners. Each of the Parties agrees to provide any advertising-related services which are within the Venture Scope in the Venture Territory only through PBV, except as set forth in Section 1.01 of the PBV Shareholders Agreement. In addition to the formation and operation of PBV as contemplated by this Agreement and in view of the worldwide scope of significant multi-national clients of each Party and their respective investments in one another, the Parties agree on the following additional cooperation:

                 (a) Each Party shall be free to make business combinations in its own sphere of influence so long as such business combinations do not compete with, or otherwise have a material adverse effect on, the conduct of business by the other Party in its own sphere of influence; such Party must inform the other Party of its intentions prior to effecting such combinations.

                 (b) On mutually acceptable terms to be defined, FCB, through the FCB/Leber Katz office or other offices, will cooperate in the development of the office of Communication in New York. Communication will be able to make ensions of that office or small alliances in the United States, which do not compete with, or have a major operating impact on, an existing FCB operation.

                 (c) Except as described in Section 1.2(b), Communication will secure approval from FCB before establishing any operating entity or alliance within North America, Latin America, Asia/Pacific and South Africa.

                 (d) Communication will use its best efforts to direct Communication controlled multi-national clients of Communication to FCB local affiliates in North America. Latin America or Asia/Pacific, and FCB will use its best efforts to service those clients. If the Parties are unable to agree on the servicing of those clients within a reasonable time, Communication may make other arrangements to service those clients.

                 FCB will consider name recognition for Communication in offices where a significant portion of the revenues are from Communication-controlled multi-national clients.

                 1.3 International Committee. FCB and Communication shall create a committee (the "International Committee") which shall consist of five
(5) to seven (7) members. Initial composition of the International Committee shall include the chief executive officers of FCB and Communication, respectively, and not less than one representative from Europe, North America and the Latin America - Asia/pacific regions.

                 After consultation with Communication, FCB will appoint the chairman of the Committee (initially Maurice Levy), and in addition to its respective chief executive officer, FCB shall have the power to appoint and remove the representative from North America and Latin America-Asia/Pacific. In addition to its respective chief executive officer, Communication shall have the power to appoint and remove the representative from Europe, provided so long as Craig Wiggins is Chief Executive Officer of PBV prior to July 1, 1990, he shall be the representative from Europe.

                 The function of the International Committee will be to coordinate all Parties in the development of multi-national client relationships, including determination of general policies as appropriate for servicing multi-national client accounts, establishing priorities for multi-national clients and prospects and resolving client conflict "right of way" matters.

                 All matters involving multi-national clients which transcend regional spheres of influence shall be submitted to the International Committee for resolution in accordance with procedures and policies to be established by the Committee. If, however, the chief executive officer of FCB or Communication does not agree with the Committee decision on any client matter judged by either of them to be of fundamental importance or of great sensitivity, the Committee decision shall not be implemented and the chief executive officers shall attempt to negotiate a resolution with respect to any such matter. If the chief executive officers shall fail to reach a resolution, the status quo shall prevail and no change in client assignments shall be undertaken.

                 1.4 Dispute Resolution Committee. From time to time, as necessary to resolve disputes in accordance with Section 9.2, the chief executive officers of FCB and Communication shall create a committee (the "Dispute Resolution Committee") which shall consist of an equal number of members to be appointed by each chief executive officer. Any member of the Dispute Resolution Committee may be removed or replaced by the chief executive officer (or successor) by whom such member was appointed.

                 All disputes regarding the application of this Master Alliance Agreement and the Related Agreements (as defined in Section 6.4(b)) shall be submitted to the Dispute Resolution Committee for resolution in accordance with procedures and policies to be established by the Committee and with the provisions of Section 9.2.

2.  FORMATION OF ALLIANCE

                 2.1 Transfer of Business from Publicis. Publicis has previously transferred to Communication all of its shareholdings in Conseil and Intermarco and has caused to be transferred to Intermarco all shareholdings of the subsidiaries of Farner Holding A.G., a Swiss corporation ("Farner"). Communication and Publicis have also caused the Consolidated Net Tangible Assets (as defined in a separate memorandum executed by the chief financial officers of the Parties) of Communication at December 31, 1988 to be approximately .77 times the Consolidated Net Tangible Assets of FCB at such date, based upon an exchange ratio of 6 to 1 French francs per U.S. dollar.

                 2.2 Issuance of Communication Shares. On the Closing Date (as defined in Section 8.1), FCB will subscribe to common shares of Communication as provided in Section 2.4 so that the share capital of Communication shall be owned after the Closing 74% by Publicis and 26% by FCB, consisting of a single class of shares with 74% of the Total Voting Power held by Publicis and 26% of the Total Voting Power held by FCB, such shares having the characteristics described in the "statuts" of Communication. The Communication common shares, when issued as contemplated herein, shall be fully paid and non-assessable. FCB and Communication will each use its best efforts to secure any necessary approvals of the French government in connection with FCB's acquisition of such shares.


                 2.3 Communication Shareholders Agreement. On the Closing Date, FCB, Communication and Publicis shall enter into the Publicis Communication Shareholders Agreement in the form set forth in Appendix 1 hereto.


                 2.4 Issuance of FCB Stock. (a) On the Closing Date, Communication will acquire by subscription for 322,000,000 French francs 2,110,000 shares of Common Stock, 33-1/3 cents par value per share, of FCB (the "Common Stock"), representing approximately 19.9% of the Total Voting Power of FCB and will, in consideration therefor, issue a demand note payable only by offset with an amount not more than that which FCB will be required to pay in its subscription to increase of capital of Communication described in 2.4(b). Transfer of title of the FCB shares so acquired by Communication will be deferred until such offset occurs. If such offset does not take place on the Closing Date, the subscription will be cancelled.

                 (b)  FCB shall pay for its subscription provided for in
Section 2.2 by (i) offset with the amount owed by Communication to FCB pursuant to Section 2.4(a) and (ii) payment to Communication in cash of 28,000,000 FF.

                 (c) The FCB Common Stock, when issued as contemplated herein, shall be fully paid and non-assessable.

                 2.5 FCB Stockholders Agreement. On the Closing Date, FCB and Communication shall enter into the FCB Stockholders Agreement in the form set forth in Appendix 3 hereto.

                 2.6 Directors. (a) Communication shall be entitled to have a representative serve as a Director of FCB and FCB shall be entitled to have a representative serve as a Director of Communication. Each Party shall use its best efforts to cause the other Party's representative to be elected by its stockholders as a Director. If for any reason either Party shall be unable to cause the other's representative to be so elected, the first Party shall procure the resignation of its representative on the Board of Directors of the other.

                 (b) Each Party undertakes to consider fully the addition to its Board of Directors of additional representatives of the other. Such consideration shall take into account the proportion of ownership the other Party holds in it and the significance of the alliance with the other to the first Party's overall business operations.

                 (c) The director elected as provided in paragraph (a) shall also be selected to serve as a voting or nonvoting member of one or more board committees. In selecting appropriate committee memberships, each Party will take into account the proportion of ownership which the other holds in it and the significance of the alliance with the other to the first Party's overall business operations. Initially, Maurice Levy shall be appointed to serve on FCB's Management Council and on the International Committee and shall serve as chairman of the latter. Jean-Paul Morin shall also initially serve as an invited nonvoting member of FCB's Audit and Finance Committees whenever appropriate agenda items are to be considered.

                 2.7 Third Party Consents. Each Party will use its best efforts prior to the Closing to obtain all consents of third parties required on its behalf to carry out the transactions contemplated hereby and shall promptly notify the other Party if such consents cannot be obtained.

3.  FORMATION OF PUBLICIS FCB B.V.; CONSEIL SHARES

                 3.1 Intermarco. Communication will cause Intermarco to adopt amendments to its articles of association whereby its name is changed to Publicis FCB B.V. ("PBV") and its articles of association are otherwise amended to read in substance as set forth in Appendix 4 hereto, which shall be consistent with the PBV Shareholders Agreement.


                 3.2 Subscription to PBV Capital. (a) At the Closing FCB International will (i) pay in cash to PBV an amount of approximately
FF (ii) execute a subscription for further amounts of cash (approximately
FF) necessary in connection with the purchase by PBV of a 20% interest in Conseil as provided in Section 3.4, and (iii) cause to be transferred to PBV all its business in the Venture Scope within the Venture Territory, except the Mazda, Cora, Auraco and Modico accounts in Belgium and the Mazda and other existing accounts of FCB's Rotterdam agency (van Lieshout), by causing FCB International to transfer to PBV all the shares held by it in the FCB Subsidiaries set forth on Schedule 1 hereto. At the Closing, PBV will issue to FCB International 49% of the share capital and Total Voting Power of PBV in accordance with this Article and thereafter Communication will own 51% of the share capital and Total Voting Power of PBV.

                 (b) The Parties have determined the consideration to be paid by FCB International in exchange for its 49% interest as set forth in a separate memorandum executed by their respective chief financial officers.

                 3.3 Indemnity. FCB and Communication shall each indemnify and hold PBV harmless from and against any liability or obligation, known or unknown, absolute or contingent, or any loss, (i) arising from the conduct of their respective businesses (including the business of their Subsidiaries) prior to December 31, 1988 to the extent such liabilities or obligations were not reflected on the balance sheets of their respective subsidiaries used for purposes of determining the values contributed by both parties to PBV, whether or not such liabilities were required to be reflected as of December 31, 1988 in accordance with applicable generally accepted accounting principles, (ii) arising from the inclusion of assets on the balance sheet at values higher than permitted under applicable generally accepted accounting principles, or (iii) to the extent the respective consolidated allowances for bad debts at December 31, 1988 of either Party's Subsidiaries which become part of PBV are insufficient to reflect actual collections by December 31, 1989 (taking into account reasonable allowance at such date for amounts being actively pursued for collection). All claims with regard to indemnities hereunder shall be filed in writing with the Parties not later than December 31, 1989, except that claims for taxes shall be made within 30 days of the expiration of applicable statutes of limitation. Any payment by a Party in respect of such indemnity shall be net of any offsetting tax benefits and any insurance recoveries utilized by PBV with respect to such liability. A Party shall be obliged to make a payment under this Section 3.3 only after and to the extent that the aggregate net amounts due by such Party exceed $500,000 for all such claims. A Party's indemnification obligation shall be satisfied by the contribution of cash to PBV.

                 3.4  Conseil Shares.

                 (a) Communication agrees that on or before February 28, 1989 PBV will acquire by subscription 20% of the share capital and Total Voting Power of Conseil (as measured after such acquisition) and on or before March 31, 1990 shall acquire by subscription an additional 10% of the share capital (as measured after such acquisition) of Conseil. Such acquisition shall be made by increase of capital of Conseil. PBV's cost of acquisition of the 30% interest shall be determined as provided in a separate memorandum executed by the respective chief financial officers of the Parties.

                 (b) FCB International shall provide 49% of the costs of the Conseil shares and Communication shall provide 51%, in both cases by loan or contribution to equity of PBV as the Parties may agree.

                 3.5 Control of Conseil. Until December 31, 2008 and so long as FCB shall own at least 10% of the share capital and Total Voting Power of Communication, Communication agrees that it will not, without the consent of FCB, dispose of shares of Conseil (or cause its shareholdings to be diluted by issuance of shares to others) such that it does not retain, directly or indirectly, control of at least 51% of the Total Voting Power of Conseil.

                 3.6 Ownership of FCB International. FCB agrees that as long as FCB International holds shares of capital stock of PBV, FCB or another wholly-owned subsidiary of FCB will own at least 90% of the capital stock of FCB International.

                 3.7 Guarantees. PCB or Publicis may have entered into certain media or other guarantees with regard to the business to be operated by PBV. To the extent feasible, the Parties will use their best efforts to release such guarantees on or prior to the Closing. Neither FCB nor Communication shall be required to provide PBV with media or other guarantees in the future without their express consent.

                 3.8 PBV Shareholders Agreement. On the Closing Date, FCB International and Communication will enter into the PBV Shareholders Agreement attached hereto as Appendix 5.

                 3.9 Publicis Undertaking. On the Closing Date, Publicis will enter into the Publicis Undertaking attached hereto as Appendix 6.

4.  CONDUCT OF OPERATIONS PRIOR TO CLOSING



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
                 4.1 Ordinary Course. Prior to the Closing, each Party will conduct its operations in the ordinary course of business, use reasonable efforts to preserve intact its present business organizations, preserve its relationships with clients, and maintain its international network intact, provided neither Party shall acquire any additional businesses or dispose of any existing businesses in the Venture Scope within the Venture Territory without the consent of the other.

                 4.2 Access. The Parties will afford to each other, their accountants and attorneys, full and complete access at reasonable times and upon reasonable notice to their books, records, files and documents and those of their Subsidiaries, provided each Party and its accountants and attorneys shall hold in confidence any information received from the other; and shall instruct its respective officers, employees and representatives having access to such information of such obligation of confidentiality; provided, however, that the foregoing restriction shall not prevent the use or disclosure of information by a Party which is in the public domain, by publication or otherwise, through no fault of such Party's officers, employees or representatives.

5.  WARRANTIES OF FCB

                 FCB hereby represents and warrants to Communication and its Subsidiaries as follows:

                 5.1 Organization. Each of FCB, FCB International and each subsidiary of FCB International set forth on Schedule 1 hereto (including FCB International, the "FCB Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to transact business as a foreign corporation in any other jurisdiction where the failure to so qualify might have a material adverse effect on the conduct of its operations or expose it to material liabilities. Each of FCB and the FCB Subsidiaries has full power and authority to own or lease and operate its properties and to carry on its business as now conducted. True and complete copies of the articles of incorporation and by-laws of FCB and FCB International, including all amendments thereto, have heretofore or will be delivered to Publicis. No portion of FCB's European operations which fall within the Venture Scope or Venture Territory are conducted otherwise than through the FCB Subsidiaries (except as provided in Section 3.2(a)).

                 5.2 Capitalization of FCB. On December 31, 1988 the authorized capital stock of FCB consisted solely of (a) 100,000 shares of Preferred Stock, $1.00 par value per share, none of which is issued and outstanding, of which 30,000 shares are reserved for issuance pursuant to the shareholders' rights plan (the "Rights Plan") a copy of which has been delivered to Communication and (b) 15,000,000 shares of Common Stock, 33-
1/3 (cent) par value, of which 8,541,007 shares have been issued and are outstanding as of December 31, 1988 and 80.364 of which were held by FCB as treasury shares at such date and

353,827 of which are reserved for issuance pursuant to outstanding employee stock option plans. All of the issued and outstanding shares of capital stock of FCB are validly issued, fully paid and non-assessable, none have been issued in violation of any preemptive or subscription rights of others and none is subject to any restrictions with respect to transferability other than those imposed by federal securities laws. Except pursuant to employee stock option plans, no options, warrants or other rights to acquire, as a result of purchase, subscription, conversion, exchange or otherwise, or agreements or commitments to issue or sell, shares of capital stock of FCB, are outstanding as of the date hereof except for approximately 145,000 shares which are expected to be issued under agreements in connection with FCB acquisitions prior to December 31, 1988. Except as contemplated herein, there are no agreements or commitments pursuant to which FCB is or may become obligated to purchase, retire or redeem any shares of its capital stock. Since December 31, 1988, FCB has not issued any shares of capital stock except pursuant to the above employee stock options in an amount not greater than 10,000 shares.

                 5.3 Shares. (a) FCB has, and will have at the Closing Date, with respect to FCB International, and FCB International (or another FCB Subsidiary) has, and will have at the Closing Date, with respect to the other Subsidiaries good and marketable title to the respective number of shares (the "FCB Subsidiary Shares") set forth on Schedule 1 hereto, free and clear of all liens, security interests, claims encumbrances and restrictions of any kind whatsoever, and there are no other outstanding shares of such FCB Subsidiaries except as indicated on Schedule 1. Such ownership constitutes 100% of the outstanding capital stock of each contributed FCB Subsidiary except as indicated on Schedule 1. The delivery as of the Closing Date of the certificates representing the FCB Subsidiary Shares indicated as owned by FCB International to PBV in exchange for PBV shares to be issued as provided in Article 3 will transfer and convey to PBV good and marketable title to such FCB Subsidiary Shares, free clear of all liens, security interests, claims, encumbrances and restrictions of any kind whatsoever. No option, right of first refusal or other right of any kind to purchase, or right to convert into or other right to acquire any such shares or any other shares of FCB Subsidiaries not directly owned by FCB International exists in favor of any other person except as noted on Schedule 1.

                 (b) At the Closing, the FCB Common Stock to be issued to Communication hereunder will be duly authorized pursuant to resolution of the Board of Directors of FCB and when issued and delivered to Communication in accordance with the terms hereof will constitute validly issued, fully paid and non-assessable shares of FCB Common Stock.

                 5.4 Authority of FCB and FCB International. (a) FCB and FCB International have, and will have at the Closing Date, full power and authority to enter into this Master Alliance Agreement and the other agreements contained in the Ap-pendices hereto to which one or both of them is a party; to issue, sell, assign, transfer and deliver the FCB Common Stock in the case of FCB and the FCB Subsidiary Shares in the case of FCB International as contemplated pursuant to this Master Alliance Agreement and to do and perform all acts and things required to be done by them under the Master Alliance Agreement and the other agreements contained in the Appendices hereto to which one or more of them is a party by the transactions contemplated hereby or thereby.

                 (b) The execution, delivery and performance of this Master Alliance Agreement and the other agreements contained in the Appendices hereto to which one or both of them is a party (the "Related Agreements") by FCB and FCB International, have been duly authorized by each of them who are parties thereto and this Master Alliance Agreement is, and each of the Related Agreements, when executed and delivered by parties thereto as contemplated hereby, will be their respective legal, valid and binding agreements enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

                 (c) Neither the execution and delivery of this Master Alliance Agreement by FCB or of any of the Related Agreements by such of them who are parties thereto, nor the consummation of the transactions contemplated herein or therein, nor compliance with or fulfillment of the terms, con-ditions and provisions herein or therein, will (i) result in the breach of any of the terms and provisions of, constitute a default under, or result in the creation or imposition of any encumbrance or adverse interest upon, any of the FCB Common Stock or the FCB Subsidiary Shares, the articles of incorporation or by-laws or FCB or FCB International, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which FCB or FCB International is a party or either of their properties is subject or by which either of them is bound or any statute or regulatory provision affecting either of them, (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third person, except as set forth on Schedule 2 hereto, or (iii) cause Communication or any other person to become an "Acquiring Person," (so long as Communication and its affiliates and associates do not acquire beneficial ownership of 25% or more of FCB's Common Stock) cause the "Stock Acquisition Date" to occur, cause the issuance of "Rights" or entitle holders of Rights to be able to exercise such Rights, all as contemplated in the Rights Plan.

                 5.5 Financial Statements. (a) (i) The consolidated balance sheets of FCB as of December 31, 1986 and December 31, 1987, and the related consolidated statements of income, stockholders' equity and changes in financial position for the twelve months then ended, respectively, together with the notes to such financial statements, incorporated by reference in the Annual Report of FCB on Form 10-K for the year ended December 31, 1987, and (ii) the consolidated balance sheet of FCB as of June 30, 1988, and the related consolidated statements of income, stockholder's equity and changes in financial position for the period then ended, together with the notes thereto contained in the Quarterly Report on Form 10-Q for the period then ended, have each been prepared in conformity with United States generally accepted accounting principles consistently applied and fairly present the consolidated financial position of FCB as of such dates and the results of its consolidated operations and changes in its financial position for the periods indicated.

                 (b) The balance sheets of the FCB Subsidiaries as of June 30, 1988 and the statements of income of the FCB Subsidiaries for 1987 and the first six months of 1988, previously furnished to Communication, are the statements upon the basis of which the consolidated financial statements of FCB have been prepared, and have been prepared in accordance with generally accepted United States accounting principles consistently applied in all material respects.

                 5.6 Operation in Ordinary Course. Since June 30, 1988, each of FCB, FCB International and the FCB Subsidiaries has operated its business and assets solely in the ordinary course (except as contemplated by this Master Alliance Agreement) and there has been no material adverse change in the assets, liabilities, business or prospects of, or in the condition (financial or otherwise) of, FCB International or the FCB Subsidiaries, not disclosed to Publicis, and, to the best of the knowledge of FCB, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

                 5.7 No Undisclosed Liabilities. Neither FCB nor the FCB Subsidiaries are subject to any material liability which is not shown or which is materially in excess of amounts shown or reserved for in the latest balance sheets referred to in Section 5.5 or otherwise disclosed in this Master Alliance Agreement or in the Schedules hereto, other than liabilities of the same nature as those set forth in such balance sheets and reasonably incurred in the ordinary course of its business after the date of such balance sheets.

                 5.8 Litigation. Except as set forth in Schedule 3, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the best of the knowledge of FCB, threatened by or against FCB or any of its Subsidiaries or their properties or business, which might reasonably be expected to result in liability to FCB or any of the FCB Subsidiaries in excess of $500,000, and there is no lawsuit, proceeding, claim or governmental investigation pending or, to the best of the knowledge of FCB threatened, which questions the legality, validity or propriety of the transactions contemplated by this Master Alliance Agreement.

                 5.9 Tax Liabilities. FCB and each of the FCB Subsidiaries has filed all tax returns which are required to be filed up to and including the date hereof and has paid all taxed (including any interest and penalties thereon) and all installments of estimated taxes which have become due pursuant to such returns, or pursuant to any assessment which has become payable. Each such return and the returns to be filed by such parties with respect to any period after the date hereof through the Closing Date will be true and correct, and the amounts of all installments of estimated taxes have been or will be properly computed.

                 5.10  Contracts of FCB Subsidiaries.  Except as set forth in
Schedule 4 or any other Schedule or Exhibit hereto, none of the FCB Subsidiaries is a party to (i) any contract for the purchase or sale of property or for the furnishing or receipt of services (excluding agreements or commitments in the ordinary course of business to purchase media on behalf of clients) which involves over $1,000,000, (ii) any contract with any stockholder, officer, director or employee, past or present, who will be employed by PBV, the non-cancellable terms of which calls for aggregate payments in excess of $1,000,000 or (iii) any other contract, whether or not made in the ordinary course of business, which is material to the business or assets of such Subsidiaries taken as a whole and will become an obligation of PBV. No FCB Subsidiary is in default under the terms of any such contract, nor is it in default in the payment of any principal or interest on any indebtedness for borrowed money.

                 5.11  Conflicts of Interest.  Except as may be set forth in
Schedule 5, (i) as of the date hereof there are no material situations involving the personal interests of any officer or director of any FCB Subsidiary, or any member of their family, which may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from any FCB Subsidiary or direct or indirect interests of such officers or directors in the business of competitors, suppliers or customers of any FCB Subsidiary and (ii) as of the date hereof there are, and for the past three years there have been, no situations involving illegal payments or payments of doubtful legality to government officials or others which may be generally characterized as "sensitive payments."

6.  WARRANTIES OF COMMUNICATION

                 Communication hereby represents and warrants to FCB and its Subsidiaries as follows:

                 6.1 Organization. Each of Publicis, Communication, Conseil and Intermarco and each subsidiary thereof set forth on Schedule 6 hereto (the "Communication Subsidiaries") is a limited liability entity similar to a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and Communication, Conseil and Intermarco (the "Parents") are each qualified to transact business as a foreign corporation in any other jurisdiction where the failure to so qualify might have a material adverse effect on the conduct of its operations or expose it to material liabilities. Each of the Parents and the Communication Subsidiaries has full power and authority to own or lease and operate its properties and to carry on its business as now conducted (or, in the case of Communication, as presently contemplated to be conducted). True and complete copies of the articles of association of Communication, Intermarco and Conseil, including all amendments thereto, have heretofore been or will be delivered to FCB. Publicis has validly and effectively caused to be transferred to (i) Intermarco the entire ownership of the subsidiaries of Farner and (ii) Communication the entire ownership of Conseil and Intermarco so that the entire advertising business previously conducted by Publicis and its various subsidiaries is owned and will be henceforth conducted by Communication and the Communication Subsidiaries. No portion of the operations of Publicis and its subsidiaries which falls within the Venture Scope or Venture Territory is conducted otherwise than through Intermarco and its Subsidiaries designated on Schedule 6 hereto.

                 6.2 Capitalization of the Parents. On the date hereof, the authorized capital stock of the Parents consists solely of the following:

   Conseil:  150,000 shares, par value 100 FF, all of which are outstanding;

   Intermarco: 2,500 shares, par value 250 guilders, 1510 of which were outstanding;

   Communication: 1,000,000 shares, par value 100 FF, 1,000,000 of which are outstanding;

All of the issued and outstanding shares of capital stock of the Parents and the Communication Subsidiaries are validly issued, fully paid and non-assessable, have not and will not have been issued in violation of any preemptive or subscription rights of others and are subject to no restrictions with respect to transferability. No options, warrants or other rights to acquire, as a result of purchase, subscription, conversion, exchange or otherwise, or agreements or commitments to issue or sell, shares of the capital stock of the Parents or the Communication Subsidiaries, are outstanding as of the date hereof. There are no agreements or commitments pursuant to which the Parents or the Communication Subsidiaries are or may become obligated to purchase, retire or redeem any shares of their capital stock.

                 6.3 Shares. (a) Communication has with respect to Conseil and Intermarco, and the respective Parent has with respect to the other Communication Subsidiaries (and in each case will have at the Closing Date) good and marketable title to the respective number of shares (the "Communication Subsidiary Shares") set forth on Schedule 6 hereto, free and clear of all liens, security interests, claims, encumbrances and restrictions of any kind whatsoever. Such ownership constitutes 100% of the outstanding capital stock of each contributed Communication Subsidiary except as indicated on Schedule 6.

                 (b) At the Closing, the common shares to be issued to FCB by Communication hereunder will be duly authorized pursuant to action of the extraordinary general meeting of shareholders and when issued and delivered to FCB in accordance with the terms hereof will constitute validly issued, fully paid and non-assessable Common Shares.

                 (c) At the Closing and upon the subsequent transfer of additional shares pursuant to Section 8.3, the common shares of Conseil issued to PBV by Conseil will constitute validly issued, fully paid and non-assessable shares of Conseil, representing 20% (and 30% after the 1990 transfer) of the Total Voting Power and share capital of Conseil after completion of the respective issuances.

                 6.4 Authority of the Parents. (a) The Parents have, and will have at the Closing Date, full power and authority to enter into this Master Alliance Agreement and the other agreements contained in the Appendices hereto to which any of them is a party; to cause Communication to issue, sell, assign, transfer and deliver to FCB its common shares and to PBV the Conseil Shares as contemplated pursuant to this Master Alliance Agreement and to do and perform all acts and things required to be done by them under this Master Alliance Agreement and the other agreements contained in the Appendices hereto to which one or more of them are a party and by the transactions contemplated hereby or thereby and Publicis will have full power and authority to enter into, and perform its obligations under, the Publicis Undertaking.

                 (b) The execution, delivery and performance of the Publicis Undertaking by Publicis and of this Master Alliance Agreement and the other agreements contained in the Appendices hereto to which one or more of the Parents is a party (the "Related Agreements") by any of them have been duly authorized by any of them who are parties thereto and the Publicis Undertaking and this Master Alliance Agreement are, and each of the Related Agreements, when executed and delivered by parties thereto as contemplated hereby, will be, the respective legal, valid and binding agreements of Publicis or the Parents which executed such agreements as the case may be enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors' rights.

                 (c) Neither the execution and delivery of the Publicis Undertaking by Publicis or of this Master Agreement by Communication or of any of the Related Agreements by such of them who are parties thereto, nor the consummation of the transactions contemplated herein or therein, nor compliance with or fulfillment of the terms, conditions and provisions herein or therein, will (i) result in the breach of any of the terms and provisions of, constitute a default under, or result in the creation or imposition of any encumbrance or adverse interest upon, any of the Communication Subsidiary Shares, the articles of association of Publicis or the Parents, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which Publicis or any Parent is a party or any of their properties is subject or by which any of them is bound or any statute or regulatory provision affecting any of them, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third person, except as set forth on Schedule 7 hereto.

                 6.5 Financial Statements. The separate consolidated balance sheets of each of Conseil, Intermarco and Farner as of December 31, 1987 and June 30, 1988 and the related consolidated statements of income, stockholders' equity and changes in financial position for the periods then ended, respectively, together with the notes to such financial statements, copies of which have been previously furnished to FCB, have each been prepared in conformity with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the respective entity as of its date and the result of its consolidated operations and changes in its financial position for the periods indicated.

                 6.6 Operation in Ordinary Course. Since June 30, 1988, each of the Parents and the Communication Subsidiaries has operated its business and assets solely in the ordinary course (except as contemplated by this Master Alliance Agreement) and there has been no material adverse change in the assets, liabilities, business or prospect of, or in the condition (financial or otherwise) of, the Parents or the Communication Subsidiaries, not disclosed to FCB, and, to the best of the knowledge of Communication, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

                 6.7 No Undisclosed Liabilities. None of the Parents or the Communication Subsidiaries is subject to any material liability which is not shown or which is materially in excess of amounts shown or reserved for in the latest balance sheets referred to in Section 6.5 or otherwise disclosed in this Master Alliance Agreement or in the Schedules hereto, other than liabilities of the same nature as those set forth in such balance sheets and reasonably incurred in the ordinary course of its business after the date of such balance sheets.

                 6.8 Litigation. Except as set forth in Schedule 8, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the best of the knowledge of Communication, threatened by or against Publicis, Communication or any of the Communication Subsidiaries or their properties or business, which might reasonably be expected to result in liability to the Parents or any of the Communication Subsidiaries in excess of $500,000, and there is no lawsuit, proceeding, claim or governmental investigation pending or, to the best of the knowledge of Communication threatened, which questions the legality, validity or propriety of the transactions contemplated by this Master Alliance Agreement.

                 6.9 Tax Liabilities. The Parents and each of the Communication Subsidiaries have each filed all tax returns which are required to be filed up to and including the date hereof and have each paid all taxes (including any interest and penalties thereon) and all installments of estimated taxes which have become due pursuant to such returns, or pursuant to any assessment which has become payable. Each such return and the returns to be filed by such parties with respect to any period after the date hereof through the Closing Date will be true and correct, and the amounts of all installments of estimated taxes have been or will be properly computed.

                 6.10 Contracts of Communication Subsidiaries. Except as set forth in Schedule 9 of any other Schedule or Exhibit hereto, neither Communication nor any of the Communication Subsidiaries is a party to (i) any contract for the purchase or sale of property or for the furnishing or receipt of services (excluding agreements or commitments in the ordinary course of business to purchase media on behalf of clients) which involves over $1,000,000, (ii) any contract with any stockholder, officer, director or employee, past or present, who will be employed by PBV, the non-cancellable term of which calls for aggregate payments in excess of $1,000,000, or (iii) any other contract, whether or not made in the ordinary course of business, which is material to the businesses or assets of Communication Subsidiaries taken as a whole and will become an obligation of PBV. Neither Communication nor any Communication Subsidiary is in default under the terms of any such contract, nor is it in default in the payment of any principal or interest on any indebtedness for borrowed money.

                 6.11  Conflicts of Interest.  Except as may be set forth in
Schedule 10, (i) as of the date hereof there are no material situations involving the personal interests of any officer or director of Communication or any Communication Subsidiary, or any member of his family, which may be generally characterized as a "conflict of interest," including, but not limited to, the leasing of property to or from Communication or any Communication Subsidiary or direct or indirect interests of such officers or directors in the business of competitors, suppliers or customers of Communication or any Communication Subsidiary and (ii) as of the date hereof there are, and for the past three years there have been, no situations involving illegal payments or payments of doubtful legality to government officials or others which may be generally characterized as "sensitive payments."

7.  CLOSING CONDITIONS

                 The respective obligations of each Party to consummate the transactions contemplated by this Master Alliance Agreement shall be subject to the following conditions (to be satisfied as contemplated in Section 8):

                 7.1 Other Agreements and Actions. The other Party thereto (and its Subsidiaries) shall have executed and delivered on the Closing Date the agreements referred to herein in the form attached hereto as Appendices with such changes therein as the Parties executing the same may agree.

                 7.2 Representations and Covenants. The representations and warranties of the other Party (and its Subsidiaries) shall be true in all material respects as of and at the Closing Date as though made at the Closing Date with the same effect as though made at such date as evidenced by a certificate to that effect by such other Party delivered at the Closing and such other Party (and its Subsidiaries) shall have performed in all material respects all obligations required by this Master Alliance Agreement to be performed on or prior to the Closing Date.

                 7.3 Opinions. (a) FCB shall have received favorable opinions dated as of the Closing Date from Bredin, Prat & Saint-Esteben and Nauta Van Haersolte, as to the matters set forth in Schedule 11 hereto.

                 (b) Publicis shall have received a favorable opinion dated as of the Closing Date from Sidley & Austin as to the matters set forth in
Schedule 12 hereto.

                 7.4 Satisfaction of Counsel. The delivery of such other documents, certificates and consents as shall be reasonably requested by counsel.

                 7.5 Government Action. (a) On or prior to the Closing Date, each Party shall have obtained all necessary consents and approvals of any Governmental Authority having jurisdiction over such Party or the transactions contemplated herein which must approve the effectiveness and consummation of the transactions contemplated by this Master Alliance Agreement and the Appendices hereto.

                 (b) The Master Alliance and appropriate related agreements shall have been properly notified to the European Economic Community.

                 (c) The waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder shall have expired or have been granted early termination on or prior to the Closing Date.

                 7.6 No Restraint or Litigation. On or prior to the Closing Date, no action, suit, investigation or proceeding shall be pending by any Governmental Authority having jurisdiction over a Party to enjoin, restrain, prohibit or otherwise challenge the legality or validity of this Master Alliance Agreement or any of the agreements included in the Appendices hereto or the transactions contemplated hereby and thereby and no order shall have been issued and remain pending by any court or Governmental Authority having jurisdiction over a Party which enjoins, restrains or prohibits consummation of the transaction contemplated hereby and thereby.

8.  CLOSING

                 8.1 General. Subject to the terms and conditions hereof, the closing (the "Closing") of the transactions contemplated hereby shall commence on January 24, 1989 (the "Closing Date") in the offices of Communication, in Paris, France, or at such other time and place as the Parties may agree. In view of various administrative formalities which must be completed, the Parties recognize that not all steps constituting the Closing may occur in the same place or at the same time. Section 8.2 describes the order and approximate time and place at which the Parties anticipate the major steps will be completed. Notwithstanding the foregoing, the Parties agree that (i) all steps shall be deemed to occur simultaneously and (ii) all the transfers contemplated hereunder will be deemed to be effective as of January 1, 1989.

                 8.2  The Closing Steps:

                 (a)  On January 24, 1989:

                      (i) FCS shall (x) subscribe for common shares of Communications as provided in Section 2.2 and make payment therefor as provided in Section 2.4 in exchange for issuance of such shares and (y) issue and deliver to Communication a certificate for 2,110,000 shares of FCB Common Stock;

                      (ii) Communication shall (x) subscribe for FCB Common Stock and make payment therefor as provided in Section 2.4 and (y) issue the common shares of Communication pursuant to Section 2.2 to FCS to be evidenced by an appropriate officer's certificate evidencing the FCB is the registered holder of such shares; and

                      (iii) The appropriate parties shall execute and deliver the FCB Stockholders Agreement, the Publicis Undertaking, the Publicis Communication Shareholders Agreement, the Registration Rights Agreement and the Multi-Party Arbitration Agreement.

                 (b)   At a date on or before February 28, 1989.

                      (i) FCB International, Communication and PBV will execute and deliver the PBV Shareholders Agreement;

                      (ii) Intermarco shall commence the actions to change its name to PBV and otherwise amend its articles of association (subject to approval of appropriate Dutch authorities) and appoint a new Board of Management as required by the PBV Agreement;

                      (iii) FCB International shall cause to be assigned and transferred to PBV all the FCB Subsidiary Shares referred to in Section 3.2 hereof and make the additional cash payment required by Section 3.2; and

                      (iv) PBV shall issue to FCB International 49% of the share capital and Total Voting Power of PBV in accordance with Article 3.

                 (c)  At a date on or before February 28, 1989.

                      (i) Conseil shall issue its common shares to PBV and PBV shall make payment therefor as provided in Section 3.4; and

                      (ii) FCB shall pay to PBV any unpaid balance of its subscription to 49% of the shares of PBV as contemplated by Section 3.2.

                 8.3 Additional Conseil Shares: On or before March 31, 1990, Conseil shall issue to PBV an additional 10% of the share capital of Conseil and FCB International and Communication shall provide PBV any funds required therefor as provided in Section 3.4.

9.  GENERAL

                 9.1 Public Announcements. The parties will use their best efforts to coordinate publicity initiatives regarding the subject matter of this Master Alliance Agreement.



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
                 9.2 Dispute Resolution. (a) This Master Alliance Agreement shall be governed as provided in Section 9.4.

                 (b) All disputes arising under this Master Alliance Agreement and the Related Agreements shall be referred in the first instance by written notice given in accordance with Section 9.9 to the Dispute Resolution Committee, and if not received by such Committee within thirty calendar days after the giving of notice, may be referred by either Party by written notice to the Chief Executive Officers or Chief Operating Officers of FCB and Communication.

                 (c) Disputes which are not resolved within thirty calendar days after the giving of notice to the Chief Executive or Chief Operating Officers referred to in clause (b) hereof shall be settled in accordance with the Multi-Party Arbitration Agreement attached as Appendix 7 hereto, provided, nothing in this Section 9.2 shall prevent any party to the arbitration from seeking provisional or injunctive relief in any court having jurisdiction over the parties pending resolution of such dispute by the processes contemplated herein.

                 9.3 Government Reviews; Enforceability. The Parties and their respective Subsidiaries will cooperate in the event of any review by a Governmental Authority of the transactions contemplated hereby or by any of the other agreements attached as Appendices hereto, including furnishing information sought by the reviewing authority. This Master


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
Alliance Agreement and the agreements contained in the Appendices may be discussed with, shown to, and filed with any Governmental Authority or official as determined to be appropriate by a Party. If, as a result of such presentation or otherwise, any provision of any such agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, or is stricken or materially amended by the action of any Governmental Authority or any change or modification of any such provision is required or recommended by any Governmental Authority or any other appropriate authority, the Parties shall negotiate in good faith with respect to either an alternative or modified provision or the striking of such provision from such agreement. After 60 calendar days from the commencement of such negotiations, any Party may submit the subject of such disagreement to arbitration in accordance with the Multi-Party Arbitration Agreement for reformation or termination of all or portions of this Agreement and the Related Agreements, all as deemed appropriate by the arbitrators.

                 9.4 Governing Law. This Agreement shall be governed by the laws of France applicable to agreements executed and delivered and to be performed in France, except that the agreements attached hereto as appendices may be governed by other law if so stated.

                 9.5 Assignment. Neither of the Parties hereto shall, without the written consent of the other Party, assign or transfer this Master Alliance Agreement or any rights or obligations hereunder.

                 9.6 Modifications. Neither this Master Alliance Agreement nor any agreement contained in the Appendices shall be modified, altered, changed or amended in any respect unless in writing by a duly authorized representative of each of the parties to such agreement.

                 9.7 Non-Waiver. Failure by any Party to enforce any provision of this Master Alliance Agreement or of any agreement contained in the Appendices shall not constitute a waiver or affect its right to require the performance thereof by the parties thereto or their Subsidiaries or affect the validity of any other provision thereof.

                 9.8 Titles. Section titles used in this Master Alliance Agreement and in the agreements are used for convenience only and shall in no event be used for interpretation purposes.

                 9.9 Notices. Any notices, requests or demands to or upon the respective Parties hereto shall be in writing (including telex and telecopy communication followed by registered mail with return receipt requested) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when telexed (answer-back received) or telecopied (with receipt acknowledged), addressed to the Party for whom intended as provided below (or as hereafter specified by such Party by notice hereunder):

                 If to Communication to:

                          133, avenue des Champs-Elysees
                          Paris 75008
                          France
                          Attn:  President Directeur General


                 If to FCB to:

                          101 East Erie Street
                          Chicago, Illinois  60611
                          U.S.A.
                          Attn:  Chief Executive Officer


                 9.10 Expenses. Except as the Parties may otherwise agree, all fees, commissions and expenses incurred by FCB or Communication in connection with the negotiation of this Master Alliance Agreement and the agreements contained in the Appendices shall be borne by the Party incurring such expenses.

                 9.11 Definitions. The following terms used herein shall mean as follows:

                 "Governmental Authority": - appropriate entities of the European Economic Community and any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government having jurisdiction over a Party.

                 "Subsidiary" - a corporation or other legal entity shall be deemed a Subsidiary of a company if the company owns or controls, directly or indirectly, not less than 50% of the Total Voting Power entitled to be cast in the election of directors of such corporation or other legal entity, but only as long as such ownership or control continues.

                 "Total Voting Power": - "Total Voting Power" meaning the total number of votes which may be cast in the election of directors at any meeting of stockholders if all securities entitled to vote in the election of directors of a company, other than votes that may be cast only upon the happening of a contingency, were present and voted at such meeting.

                 "Venture Scope": - see section 1.01 of PBV Shareholders Agreement.

                 "Venture Territory": - see section 1.02 of PBV Shareholders Agreement.

                 9.12 Entire Agreement. This Master Alliance Agreement and the other agreements referred to herein or in the Appendices set forth the entire agreement and understanding between the Parties as to the subject matter hereof and thereof and merge all prior discussions and writings between or among them, and neither of the Parties shall be bound with respect to such subject matter except as provided herein or therein.

                 9.13 Counterparts. This Master Alliance Agreement may be executed in two full sets, each of which may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party hereto.

                 IN WITNESS WHEREOF, the Parties have caused this agreement to be executed and delivered on their behalf on January 23, 1989 to be effective as of the date first above written. This agreement is executed in two full sets, one for each Party.

PUBLICIS COMMUNICATION



By
  ----------------------------------------
  President-Directeur General



FOOTE, CONE & BELDING COMMUNICATIONS, INC.



By
  ----------------------------------------
  Chairman, Chief Executive Officer



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